JOINT INSURED BOND AGREEMENT

THIS AGREEMENT, effective as of the 16th day of September, 2013 by and between the undersigned parties (which entities, together with any and all other entities hereafter included as named insureds under the Fidelity Bond (as hereafter defined) are collectively referred to as the “Parties” and singularly as a “Party”).

WITNESSETH:

WHEREAS, in accordance with subsection (f) of Rule 17g-1 of the Securities and Exchange Commission under the Investment Company Act of 1940 (the “Act”), Virtus Equity Trust, Virtus Insight Trust, Virtus Opportunities Trust, Virtus Total Return Fund, Virtus Global Multi-Sector Income Fund, DNP Select Income Fund Inc., DTF Tax-Free Income Inc., Duff & Phelps Utility and Corporate Bond Trust Inc., Duff & Phelps Global Utility Income Fund Inc., The Zweig Fund, Inc., The Zweig Total Return Fund, Inc., Virtus Variable Insurance Trust, Virtus Partners, Inc., Virtus Investment Partners, Inc, Virtus Investment Advisers, Inc., VP Distributors, LLC, Duff & Phelps Investment Management Co., Kayne Anderson Rudnick Investment Management LLC, Newfleet Asset Management, LLC, Zweig Advisers, LLC, Euclid Advisors, LLC, Virtus Fund Services, LLC, Rampart Investment Management Company, LLC, Virtus Alternative Investment Advisers, Inc. and Newfound Investments, LLC, hereby agree to enter into this Joint Insured Bond Agreement dated effective as of September 16, 2013 (the “Agreement”);

WHEREAS, the Parties are each named as insureds under that certain joint insured bond issued by Great American Insurance Co., Policy No. 234-64-18-05, respectively (which fidelity bond, together with all endorsements and riders now or hereafter issued with respect thereto and any and all renewals thereof as well as any and all substitutions or replacements thereof shall hereinafter be referred to as the “Fidelity Bond”); and

WHEREAS, the Parties mutually desire to approve the Agreement in accordance with the provisions herein below contained.

NOW, THEREFORE, the Agreement is approved with the provisions set forth below, to wit:

1.	Notwithstanding anything possibly to the contrary, the Parties mutually agree that in the event recovery is received under the Fidelity Bond as a result of a loss sustained by a registered investment company constituting a Party and one or more other insureds under the Fidelity Bond, each such Party which is a registered investment company shall receive an equitable and proportionate share of such recovery, but in no event shall such recovery be less than the amount that such affected Party would have received had it provided and maintained a single insured bond with the minimum coverage required by subsection (d)(1) of Rule 17g-1.

2.	This instrument is executed on behalf of the trustees of each of the Parties which is a trust by the trustees thereof in their capacity as such, and not individually, and the obligations of, or arising out of this instrument, are not binding upon any of such trustees or shareholder individually but are binding only upon the assets and property of said trusts.

3.	This Agreement shall be binding upon and inure to the benefit of the Parties and any and all series or portfolios thereof, as well as any and all subsidiaries, affiliates, successors and assigns of the foregoing. This Agreement shall be deemed to be automatically amended so as to include or delete Parties contemporaneously with any amendments to the Fidelity Bond including or deleting named insureds.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first above written.

VP Distributors, LLC Virtus Alternative Investment Advisers, Inc. Duff & Phelps Investment Management Company

By:	/s/ Kevin J. Carr
Name:	Kevin J. Carr
Title:	Vice President

Virtus Equity Trust

Virtus Insight Trust

Virtus Opportunities Trust

The Zweig Fund, Inc.

The Zweig Total Return Fund, Inc.

Virtus Global Multi-Sector Income Fund

Virtus Total Return Fund

Euclid Advisors, LLC

Kayne Anderson Rudnick Investment Management, LLC

Newfleet Asset Management, LLC

Newfound Investments, LLC

Rampart Investment Management Company, LLC

Virtus Fund Services, LLC

Virtus Investment Advisers, Inc.

Virtus Investment Partners, Inc.

Virtus Partners, Inc.

Zweig Advisers, LLC

By:	/s/ Kevin J. Carr
Name:	Kevin J. Carr
Title:	Senior Vice President

Virtus Variable Insurance Trust

By:	/s/ Jennifer Fromm
Name:	Jennifer Fromm
Title:	Vice President

DNP Select Income Fund Inc. DTF Tax-Free Income Inc. Duff & Phelps Utility and Corporate Bond Trust Inc. Duff & Phelps Global Utility Income Fund Inc.

By:	/s/ Nathan I. Partain
Name:	Nathan I. Partain
Title:	President